UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 12, 2006

SENTICORE, INC.
(FKA Hojo Holdings, Inc.)
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-87111
(Commission File Number)

11-3504866
(I.R.S. Employer Identification No.)

2410 Hollywood Boulevard
Hollywood, Florida 33020
(Address of Principal Executive Offices) (Zip Code)

(954) 927-0866
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by Senticore, Inc., a Delaware corporation (the “Registrant”), in connection with the items set forth below.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 12, 2006, the Registrant entered into an Agreement and Plan of Reorganization (the “Agreement”), with Integrative Health Technologies, Inc., an Illinois corporation (“IHT”), the common stockholders of IHT (the “IHT Stockholders”) and Jay Patel. Pursuant to the terms of the Agreement, all of the 78,188,538 shares of common stock, $.0001 par value, of IHT (the “IHT Common Stock”) issued and outstanding prior to the closing, will be exchanged in the aggregate for 20,000,000 shares of Series A Convertible Preferred Stock, $.001 par value, of the Registrant (the “Convertible Preferred Stock”). As a result of the exchange, IHT will become a wholly-owned subsidiary of the Registrant, and the shareholders of IHT will have voting control of the Registrant. A copy of the Agreement is attached as Exhibit 10.1 hereto and is hereby incorporated by reference.

Each share of Convertible Preferred Stock has the right to convert into 400 shares of common stock, $.001 par value, of the Registrant (the “Senticore Common Stock”), and the right to vote on an as converted basis with each share of Senticore Common Stock. The Convertible Preferred Stock is non-participating as to dividends and other distributions by the Registrant. The Certificate of Designation of the Convertible Preferred Stock, which will be filed with the Secretary of State of Delaware, also contains certain other covenants to protect the priority of the Convertible Preferred Stock, and its claim to assets of the Registrant in certain events, all of which are set forth in Exhibit A to the Agreement, attached as Exhibit 10.1 hereto.

The Registrant, IHT and the IHT Stockholders have structured a merger transaction in which the holders of the outstanding shares of Senticore Common Stock and the IHT Stockholders will together become shareholders in the Registrant, and their plan is that all shareholders shall be provided with an equity participation in the Registrant which is the equivalent of the dollar value of their equity interests on the date of closing. The calculation of dollar value of equity interests excludes any compensation to the parties for dilution resulting from the transaction. Moreover, no additional or inside compensation or additional common shares of the Registrant shall be provided to any board members, officers or any group of shareholders of the Registrant pursuant to the contemplated transactions, other than the calculated value of their shares at closing.

After giving effect to the transaction, the Registrant will own all of the issued and outstanding shares of IHT and IHT will become a wholly-owned subsidiary of the Registrant. The IHT Stockholders will have voting control of the Registrant, amounting to approximately 97.7% of the total combined voting power of the Registrant.

IHT is engaged in the research and development of healthcare products and technologies, and its headquarters are located in San Antonio, Texas. IHT has an unaudited balance sheet as of April 30, 2006, presenting total assets of $8,097,515 and stockholders equity of $7,710,883. IHT intends to file an amendment to this Form 8-K within 71 calendar days disclosing its audited and pro forma combined financial statements with the Registrant, as required by Item 9.01 of Form 8-K.

As previously reported, the Registrant filed a Form N-54A with the Commission on February 11, 2005 and elected to become a business development company subject to Sections 55 through 65, among others, of the Investment Company Act of 1940, as amended. As a result of this transaction, IHT will become the Registrant’s largest portfolio company. In addition, the management of IHT, will become the new management of the Registrant, after the filing of a Schedule 14F-1 with the Commission and the required waiting period. The new management intends to continue to operate the Registrant as a business development company and to make additional acquisitions limited to the healthcare and related industries.

The shares of Convertible Preferred Stock to be issued pursuant to the Agreement will constitute restricted shares in the hands of the IHT Stockholders, and the underlying shares of common stock may become eligible for sale after a one year holding period pursuant to Rule 144. As a result of the acquisition, the Registrant will have an 181,145,154 shares of common stock issued and outstanding, and 20,000,000 shares of Convertible Preferred Stock issued and outstanding.

The Registrant anticipates closing the transactions contemplated herein by May 19, 2006, unless later agreed to by the parties. In addition, there are certain conditions of closing to the parties obligations to consummate the merger, such as the satisfactory completion of a due diligence investigation of each other, which are set forth in the Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTICORE, INC.

Date: May 12, 2006	By:	/s/ Jay Patel
Jay Patel Chief Executive Officer

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EXHIBIT INDEX

Exhibit
Number        Description

10.1              Agreement and Plan of Reorganization, dated May 12, 2006

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